Shareholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370
Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan

Chief Financial Officer

(781) 982-6341

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES 11% INCREASE IN QUARTERLY DIVIDEND

Rockland, MA (March 15, 2012) — The Board of Directors of Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced a $0.21 per share dividend which will be payable on April 5, 2012, to stockholders of record as of the close of business on March 26, 2012. This dividend represents growth of 11%, or $.02, over the prior quarter’s dividend of $0.19.

Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company, stated: “A double-digit percentage increase in our dividend is another testament to the strength and stability of Independent Bank Corp. Our ability to generate capital growth through core earnings allows us to continue returning value to shareholders.”

Independent Bank Corp., which has Rockland Trust Company as a wholly owned bank subsidiary, currently has approximately $5.0 billion in assets. Rockland Trust provides a wide range of consumer, business, investment, and insurance products and services. Rockland Trust Company is a full-service community bank serving Eastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our website at www.RocklandTrust.com.

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